Exhibit 10.7

CRC Health Group, Inc. (f/k/a CRCA Holdings, Inc.)

February 6, 2006

[Executive]

[Address]

[Town, State Zip]

Re: Fair Market Value Determination of Shares

Dear [Executive First Name]:

You are party to that certain Stockholders Agreement (the “Stockholders Agreement”) among CRC Health Group, Inc. (f/k/a CRCA Holdings, Inc.) (the “Company”), CRC Intermediate Holdings, Inc., CRC Health Corporation (f/k/a CRC Health Group, Inc.) and the Investors, Other Investors and Managers named therein, dated as of the date hereof and as amended from time to time. The Company wishes to provide you with certain rights in addition to those contained in the Stockholders Agreement with respect to the determination of the Fair Market Value of your Shares in the event that the Company exercises its rights to call those Shares pursuant to Section 5 of the Stockholders Agreement. Capitalized terms used, and not defined, in this letter have the meanings provided in the Stockholders Agreement

If (i) the Board determines in good faith that the Fair Market Value of any Shares held by you or your Permitted Transferees that are subject to a Management Call Notice, is below your cost of such Shares, (ii) you request an independent appraisal to review the Fair Market Value of such Shares within 10 business days after you receive notice from the Company of such determination by the Board and (iii) the Chief Executive Officer of the Company consents to your request, then you shall submit to the Company your statement of the Fair Market Value of the Shares and the Company shall select a recognized investment banking or accounting firm, reasonably acceptable to you, to review the two proposals. Such firm shall be instructed to, within 20 business days of appointment, appraise and determine the Fair Market Value of the Shares, which determination shall be final and binding upon you and the Company. The fees and expenses of such investment banking or accounting firm shall be paid by the party whose proposal for the Fair Market Value of the Shares is farthest (on an absolute basis) from the Fair Market Value of the Shares as finally determined by the investment banking or accounting firm. The purchase and sale of the Shares may be delayed until 30 days after the determination of Fair Market Value hereunder.

This letter agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

If the terms of this letter agreement are acceptable to you, please sign in the appropriate space below to indicate your agreement to the terms herein and return an executed copy of this letter to Pam Burke, the Company’s general counsel, whereupon this letter shall become a binding agreement between you and the Company.

Very truly yours,

CRC HEALTH GROUP, INC. (F/K/A CRCA HOLDINGS, INC.)

By:
Name:	Dr. Barry Karlin
Title:	Chief Executive Officer

Agreed and confirmed this 6th day of February, 2006:

Name